InnerWorkings Announces Cooperation Agreement with Engaged Capital
Two New Independent Directors to Join the Board
CHICAGO, IL – August 9, 2019 – InnerWorkings, Inc. (NASDAQ: INWK) (the “Company”), the leading global marketing execution firm, today announced that it has entered into a cooperation agreement with Engaged Capital, LLC (“Engaged Capital”). As part of the cooperation agreement, the Company has added two new independent directors, Kirt P. Karros and Marc Zenner, to the Board of Directors (the “Board”), effective immediately.

“The InnerWorkings Board is committed to best-in-class governance and we are pleased to welcome Kirt and Marc to our Board,” said Jack Greenberg, Chairman of the Board. “We look forward to working together to drive sustainable growth and enhance value for all InnerWorkings stockholders.”

The appointment of Messrs. Karros and Zenner will temporarily expand the Board to 11 director seats. Following the 2019 Annual Meeting, the Board will be composed of nine directors, eight of whom are independent and five of whom will have been appointed in the last five years. Additionally, Engaged Capital has agreed to customary standstill, voting and related provisions.

“We are pleased to have reached a constructive agreement with the Board of InnerWorkings,” added Glenn W. Welling, Founder and CIO of Engaged Capital. “We have confidence in Rich’s leadership and we expect the Company to continue executing on its initiatives to drive long-term growth and profitability. The addition of Kirt and Marc as directors will also bring fresh perspectives along with financial and strategic guidance on the opportunities available to the Company to increase value for the benefit of all stockholders.”

The complete agreement between the Company and Engaged Capital will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”). Additional details regarding the 2019 Annual Meeting of Stockholders will be included in the Company’s definitive proxy materials, which will also be filed with the SEC.

Stifel is serving as financial advisor and Sidley Austin LLP is serving as legal advisor to InnerWorkings. Olshan Frome Wolosky LLP is serving as legal advisor to Engaged Capital.

About Kirt P. Karros

Kirt P. Karros is the Senior Vice President, Finance and Treasurer of Hewlett Packard Enterprise. Mr. Karros previously served in the same capacity and as head of Investor Relations for Hewlett Packard Company. Prior to HP, Mr. Karros was a Principal and Managing Director of Research for Relational Investors and a member of the Investment Committee. Previously, Mr. Karros was an investment banker at Relational Advisors and was a tax manager at Arthur Andersen LLP. Mr. Karros previously served on the board of PMC-Sierra, Inc. and was a member of the Compensation Committee. Mr. Karros received a received a M.S. and B.B.A., summa cum laude, from San Diego State University. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst.

About Marc Zenner

Marc Zenner retired from investment banking in September 2017 after having spent 10 years at J.P. Morgan and 6 years at Citigroup. At J.P. Morgan, Mr. Zenner was a Managing Director and Global Co-Head of Corporate Finance Advisory. At Citigroup, he was a Managing Director and Global Head of the Financial Strategy Group. In addition to investment banking, Mr. Zenner also had a distinguished career as a professor of finance at the University of North Carolina Chapel Hill, Kenan-Flagler Business School. Mr. Zenner received an undergraduate degree in business engineering from the Katholieke Universiteit in Leuven. He received an M.B.A. from City University in London, England, and a Ph.D. in Financial Economics from Purdue University. Mr. Zenner currently serves on the board of directors of OneSpan Inc. (Nasdaq: OSPN), where he is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, and on the board of directors of Sentinel Energy Services (NASDAQ: STNL), where he is the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,100 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.

About Engaged Capital

Engaged Capital was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com